FOR IMMEDIATE RELEASE
September 19, 2019

TEGNA Completes Acquisition of 11 Local Television Stations from Nexstar Media Group

Tysons, VA - TEGNA Inc. (NYSE: TGNA) today announced that it has completed its previously announced acquisition of 11 local television stations, including eight Big Four affiliates, from Nexstar Media Group for $740 million in cash.

The acquisition adds complementary markets to TEGNA’s existing portfolio of top network affiliates, including four affiliates in election battleground states. TEGNA now owns or operates 62 television stations across 51 markets, reaching more than 38 percent of U.S. television households.

The acquired stations include:

WTIC/WCCT - FOX/CW affiliates in Hartford-New Haven, CT
WPMT - FOX affiliate in Harrisburg-Lancaster-Lebanon-York, PA
WATN/WLMT - ABC/CW affiliates in Memphis, TN
WNEP - ABC affiliate in Wilkes Barre-Scranton, PA
WOI/KCWI - ABC/CW affiliates in Des Moines-Ames, IA
WZDX - FOX affiliate in Huntsville-Decatur-Florence, AL
WQAD - ABC affiliate in Davenport, IA and Rock Island-Moline, IL
KFSM - CBS affiliate in Ft. Smith-Fayetteville-Springdale-Rogers, AR

“These acquisitions enhance and diversify our portfolio of Big Four stations in key markets, including election battleground states, and reinforce our commitment to creating value for our shareholders,” said Dave Lougee, president and CEO of TEGNA.

As previously announced, the transaction represents a compelling purchase price multiple for the company of 6.7 times expected average 2018/2019 EBITDA, including run rate synergies and net present value of tax savings (or 7.7 times, prior to tax savings). The transaction is expected to be EPS accretive within one year and immediately accretive to free cash flow per share. With the closing of this transaction and other recent M&A activity, TEGNA has updated its 2019 guidance metrics, all of which are in-line or ahead of prior guidance and are available in the 8-K filing TEGNA made this afternoon and its investor presentation found at investors.tegna.com.

TEGNA financed the transaction through the use of available cash and borrowing under its existing credit facility. Including the recent acquisitions of WTHR and WBNS from Dispatch Broadcast Group, TEGNA’s leverage is now approximately 4.9 times. Going forward, free cash flow will be used to reduce debt, bringing leverage down to approximately 4.1 times by December 31, 2020. Share repurchases have also been suspended through the end of 2020.

About TEGNA

TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. With 62 television stations and four radio stations in 51 markets, TEGNA is the largest owner of top 4 affiliates in the top 25 markets, reaching over 38 percent of all television households nationwide. TEGNA also owns leading multicast networks Justice Network and Quest. TEGNA Marketing Solutions (TMS) offers innovative solutions to help businesses reach consumers across television, email, social and over-the-top (OTT) platforms, including Premion, TEGNA’s OTT advertising service. For more information, visit www.TEGNA.com.

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For media inquiries, contact:
Anne Bentley
Vice President, Corporate Communications
703-873-6366
abentley@TEGNA.com

For investor inquiries, contact:
John Janedis, CFA
Senior Vice President, Capital Markets & Investor Relations
703-873-6222
jjanedis@TEGNA.com